Exhibit 10.36

$4,000,000.00	Bethesda, Maryland September 18, 2014

PROMISSORY NOTE

FOR VALUE RECEIVED, AXION INTERNATIONAL HOLDINGS, INC., a Colorado corporation having an address at c/o SGR Investments LLC, 5301 Wisconsin Avenue, N.W., Suite 510, Washington, DC 20015 (“Borrower”), promises to pay to the order of EAGLEBANK, a Maryland banking corporation (“Lender”) during regular business hours at Lender’s office at 7815 Woodmont Avenue, Bethesda, Maryland 20814 or such other place as Lender may from time to time designate, the principal sum of Four Million Dollars ($4,000,000.00) (the “Loan”), or so much thereof as shall have been advanced to Borrower and be outstanding in accordance with the terms hereof, with interest thereon at the rate or rates specified below until paid in full, and any and all other sums which may be owing to Lender by Borrower hereunder. This Promissory Note (this “Note”) is the Promissory Note described in that certain Loan Agreement dated of even date herewith between Borrower and Lender (the “Loan Agreement”).

1.	PRIMARY BUSINESS TERMS

1.1.	Advances; Maturity Date.

a.           Absent the occurrence and continuation of an Event of Default (defined below) or until receipt of written notice from Lender of Lender’s termination of the Loan in accordance with section 1.1b below, Borrower may request advances and re-advances of the Loan, in accordance with the Loan Agreement.

b.           Unless earlier accelerated, all principal, interest, costs and fees under this Note shall be due and payable in full on the date that is thirty-six (36) months following the date hereof (such date being hereinafter referred to as the “Maturity Date”).

1.2.         Interest Rate. Interest shall accrue on the principal balance outstanding from time to time on this Note at a fixed interest rate at all times equal to five percent (5%) per annum. Interest shall be calculated on the basis of 360 days per year factor applied to the actual days on which there exists a principal balance outstanding under this Note. Interest shall be charged on a per diem basis.

1.3.	Payment. Borrower shall repay this Note as follows:

a.           Beginning on the date that is one (1) month following disbursement of any amounts, and continuing on the same day of each consecutive month thereafter until the Maturity Date, Borrower shall make monthly payments of accrued interest only, in arrears, on the then-outstanding principal balance of this Note.

b.           On the Maturity Date, Borrower shall pay in full all sums due under this Note, including principal, all accrued and unpaid interest, and any applicable charges and fees.

All payments hereon shall be payable in lawful money of the United States and in immediately available funds. All payments received shall be applied to this Note as follows: (i) first, to payment of accrued and unpaid interest, if any; (ii) second, to payment of any principal then due, if any; (iii) third to late charges, if any; (iv) fourth, to attorney’s fees and costs of collection; and (v) fifth, to reduce the outstanding principal balance of this Note until such principal shall have been fully repaid. All payments hereunder shall be made without offset, demand, counterclaim, deduction, abatement, defense, or recoupment, each of which Borrower hereby waives.

1.4.         Late Charge. If any payment due under this Note is not received by Lender within ten (10) calendar days of its due date, Borrower shall pay a late charge equal to five percent (5%) of the amount of such payment.

1.5.         Prepayment. This Note may be prepaid, in whole or in part, at any time without premium or penalty.

2.	DEFAULT AND REMEDIES

2.1.         Events of Default. Each of the following shall constitute an event of default under this Note (each an “Event of Default”):

a.           A default in the payment of any sum within ten (10) days of when due under this Note.

b.           A default in the performance of any of the covenants, conditions or terms of this Note, the Loan Agreement or any other agreement or document executed by Borrower for the benefit of Lender or any holder in connection with the Loan (collectively, the “Loan Documents”) beyond any applicable notice and cure periods.

2.2.         Remedies. Upon the occurrence and continuation of an Event of Default, in addition to all other rights and remedies available to Lender under the Loan Documents and applicable law, Lender shall have the following rights and remedies:

a.           Acceleration. Lender, in Lender’s sole discretion and without notice or demand, may declare the entire principal balance outstanding under this Note, plus accrued interest and all other sums owed in connection therewith, immediately due and payable.

b.           Default Interest Rate. Lender, in Lender’s sole discretion and without notice or demand, may raise the rate of interest accruing on the principal balance outstanding hereunder by five (5) percentage points above the rate of interest otherwise applicable, independent of whether Lender elects to accelerate the principal balance outstanding under this Note.

2.3.         Expenses of Collection and Attorneys’ Fees. If this Note is referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, Borrower shall pay all of Lender’s costs, fees and expenses, including reasonable attorneys’ fees, resulting from such referral.

3.	MISCELLANEOUS

3.1.         Assignability. This Note may be assigned by Lender or any holder at any time or from time to time. This Note shall inure to the benefit of and be enforceable by Lender and Lender’s successors and assigns and any other person to whom Lender or any holder may grant an interest in Borrower’s obligations under this Note, and shall be binding and enforceable against Borrower and Borrower’s personal representatives, successors and assigns.

3.2.         Negotiable Instrument. Borrower agrees that this Note shall be deemed negotiable instruments even if this Note would not qualify under applicable law, absent this Section, as a negotiable instrument.

3.3.         Governing Law. This Note shall be governed in all respects by the laws of the State of Maryland and shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Borrower hereby consents to be sued in an appropriate court in the State of Maryland in any action to enforce the provisions of this Note.

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3.4.         Unconditional Obligations. Borrower’s obligations under this Note shall be the absolute and unconditional duty and obligation of Borrower and shall be independent of any rights of set-off, recoupment or counterclaim which Borrower might otherwise have against the holder of this Note, and Borrower shall pay absolutely the payments of principal, interest, fees and expenses required under this Note, free of any deductions and without abatement, diminution or set-off.

3.5.         Tense; Gender; Section Headings. In this Note, the singular includes the plural and vice versa; and each reference to any gender also applies to any other gender. The section headings are for convenience only and are not part of this Note.

3.6.         Time. Time is of the essence with respect to this Note.

3.7.         Lawful Interest. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, the effective rate of interest on the obligations evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be paid. Without limiting the generality of the foregoing, in the event the interest charged hereunder results in an effective rate of interest higher than that lawfully permitted to be paid, then such charges shall be reduced by the sum sufficient to result in an effective rate of interest permitted by law and any amount which would exceed the highest lawful rate already received and held by the Lender shall be applied to a reduction of principal and not to the payment of interest.

3.8.         Set-off. In addition to all liens upon, and rights of set-off against the money, credit, stocks, bonds and/or securities or other property of any nature whatsoever of Borrower given to the Lender by law, the Lender shall have a lien upon and a right of set-off against all money, credit, stocks, bonds and/or securities and other property of any nature whatsoever of Borrower now or hereafter on deposit with, or held by, or in the possession of or on account with the Lender (excluding accounts maintained by Borrower with Lender for the benefit of Borrower’s customers, any joint accounts or other business accounts), whether held in a general or special account or deposit, or for safe-keeping or otherwise; and every such lien and right of set-off may be exercised without demand upon or notice to Borrower, upon an Event of Default under this Note or any of the Loan Documents. No lien or right of set-off shall be deemed to have been waived by any act or conduct on the part of the Lender, or by any neglect to exercise such right of set-off or to enforce such lien, or by any delay in so doing, and every right of set-off and lien shall continue in full force and effect until such right of set-off or lien is specifically waived or released by an instrument in writing executed by the Lender.

3.9.         Partial Invalidity. In the event any one or more of the provisions contained in this Note or in any other of the Loan Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or of any other of the Loan Documents, but this Note and all other of the Loan Documents shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

3.10.       Entire Agreement. This Note may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

3.11       Business Purpose. Borrower warrants and represents that the loan evidenced hereby is being made for business or investment purposes.

3.12.       Notice. Any notice, demand or request shall be provided in writing, shall be delivered to the address noted below and shall be deemed fulfilled (i) upon personal service, hand delivery or receipt of facsimile confirmation, or (ii) on the date receipt is acknowledged if deposited in any post office or letter box, postage prepaid, by certified mail, return receipt requested, or (iii) on the next business day after deposited with a recognized overnight courier. All notices shall be sent to the following address (or such other address as the parties hereto may provide in writing from time to time):

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If to Maker to:	c/o SGR Investments LLC
5301 Wisconsin Avenue, N.W.
Suite 510
Washington, DC 20015 Attn: Mr. Samuel Rose Fax No: 202-686-3617

If to Lender to:	EAGLEBANK
7815 Woodmont Avenue
Bethesda, Maryland 20814
Attn: Kenneth Scales, Senior Vice President
Fax No.: 301-718-8973

4.	CONSENTS AND WAIVERS

4.1.          Waiver of Presentment, Etc. Borrower waives presentment, notice of dishonor and protest.

4.2.          Consent to Extensions, Etc. From time to time, without affecting any of the obligations of Borrower under this Note, without giving notice to or obtaining the consent of Borrower, and without liability on the part of Lender, Lender may, at Lender’s option, extend the Maturity Date, or any payment due under this Note, reduce the amount of any payments under this Note, release anyone liable on any amount due under this Note, accept a renewal of this Note, modify the terms of payment of any amounts due under this Note, join in any extension or subordination agreement, release any security for this Note, or take or release any other or additional security.

4.3.          Jury Trial Waiver. Borrower and Lender (by acceptance of this Note) each hereby waive trial by jury in any action or proceeding to which Borrower and any holder of this Note may be parties, arising out of or in any way pertaining to this Note or any of the other Loan Documents. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Note. This waiver is knowingly, willingly and voluntarily made by Borrower, and Borrower hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Borrower further represents that it has been represented in the signing of this Note and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.

4.4.          Venue, Etc. Borrower waives any objection to the venue of any action filed by the holder of this Note against Borrower in any state or federal court in the State of Maryland and waives any claim of forum non conveniens or for transfer of any such action to any other court.

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IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the date first written above.

BORROWER:

AXION INTERNATIONAL HOLDINGS, INC.
a Colorado limited liability company

BY:	/s/ Thomas Bowersox	[SEAL]
Name:	Thomas Bowersox
Title:	Secretary

Acknowledgment

STATE OF MARYLAND, CITY/COUNTY OF MONTGOMERY, TO WIT:

I HEREBY CERTIFY that on this 18th day of September 2014, before me, the subscriber, a Notary Public of the jurisdiction aforesaid, personally appeared Thomas Bowersox, and acknowledged that he executed the foregoing document as the duly authorized Secretary of AXION INTERNATIONAL HOLDINGS, INC., a Colorado corporation, for the purposes therein contained.

IN WITNESS MY Hand and Notarial Seal.

/s/ Karen V. Gunther	(SEAL)
NOTARY PUBLIC

My Commission Expires:
9-28-16

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